PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278699

Up to 16,171,050 Shares of Common Stock
This prospectus relates to the resale of up to 16,171,050 shares of Applied Digital Corporation (the “Company,” “we,” “our” or “us”) common stock, par value $0.001 per share (the “Common Stock”), by the selling stockholder listed in this prospectus or their permitted transferees (the “Selling Stockholder”). The shares of Common Stock registered for resale pursuant to this Amendment No. 1 (this “Amendment”) to the Original Registration Statement (as defined below) consist of 16,171,050 shares of Common Stock (the “Conversion Shares”) issuable to the Selling Stockholder in accordance with the terms and conditions of a certain Prepaid Advance Agreement, dated March 27, 2024 (the “Closing Date”) between the Company and the Selling Stockholder (as amended, the “PPA”) and the promissory notes issued to the Selling Stockholder in connection therewith (as amended, each, a “Promissory Note” and together, the “Promissory Notes”). Pursuant to the terms of the PPA, a Promissory Note in the principal amount of $40,000,000 was issued to the Selling Stockholder on the Closing Date and a Promissory Note in the amount of $10,000,000 was issued to the Selling Stockholder, within two trading days after the registration statement, of which this prospectus forms a part (the “Original Registration Statement”), was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 23, 2024. Of the 23,585,000 shares of Common Stock issuable to the Selling Stockholder pursuant to the PPA, the number of shares of our Common Stock covered by this prospectus has been adjusted to reflect that 7,413,950 shares were previously sold by the Selling Stockholder pursuant to the Original Registration Statement. The Original Registration Statement and this Amendment are referred to herein collectively as this “Registration Statement.”
Separately, we and the Selling Stockholder have entered into another Prepaid Advance Agreement, dated May 24, 2024 (as amended, the “May PPA”), and another promissory note has been issued to the Selling Stockholder in connection therewith (as amended, the “May Promissory Note”), which are not the subject of this prospectus. The shares of Common Stock issuable pursuant to the May PPA and the May Promissory Note have been separately registered for resale pursuant to the prospectus that forms a part of the registration statement on Form S-1 filed with the SEC on May 31, 2024, and declared effective on June 12, 2024, and are not offered for resale pursuant to this prospectus. For additional information about the May PPA and the May Promissory Note, see “Private Placement-Background.”
The Promissory Notes and the Conversion Shares (collectively, the “Securities”) that are the subject of this prospectus are and will be issued to the Selling Stockholder in a private placement offering (the “Private Placement”).
For additional information about the Private Placement, see “Private Placement.”
The principal amount owed under the Promissory Notes is convertible in the Selling Stockholder’s discretion at the conversion price (the “Conversion Price”) per share of Common Stock equal to the lower of (i) $6.00 (the “Fixed Price”), or (ii) 95% of the lowest daily volume weighted average price (the “VWAP”) of the Common Stock during the five (5) consecutive trading days immediately preceding the date of the conversion (the “Variable Price”), provided that, (i) the Variable Price shall not be lower $3.00 per Conversion Share (the “Floor Price”), or $2.00 in the circumstances described below, and (ii) the Selling Stockholder may elect to use the Fixed Price as the Conversion Price even if such price is greater than the Variable Price. The Floor Price may be reduced by us from time to time in our discretion, subject to the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”).

In addition, pursuant to the PPA Amendment (as defined below), the Floor Price may be immediately reduced to $2.00 per share of Common Stock if the daily VWAP is less than $3.00 per share for five out of seven Trading Days (as defined in the PPA), without requiring any further action by or notice from the Selling Stockholder. For additional information about the PPA Amendment, see “Private Placement - Amendments to the Promissory Notes & PPA.”
The Selling Stockholder may, from time to time, sell, transfer or otherwise dispose of any or all Conversion Shares or interests in their Conversion Shares on any stock exchange, market or trading facility on which the Conversion Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the Conversion Shares by the Selling Stockholder. See “Use of Proceeds” beginning on page 15 and “Plan of Distribution” beginning on page 16 of this prospectus for more information. Although we have been advised by the Selling Stockholder, and the Selling Stockholder represents in the PPA, that the Selling Stockholder is purchasing the Securities for its own account, for investment purpose in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such Securities in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws, the SEC may take the position that the Selling Stockholder is deemed an “underwriter” within the meaning of Section 2.(a)(11) of the Securities Act and any profits on the sales of the Conversion Shares by the Selling Stockholder and any discounts, commissions or concessions received by the Selling Stockholder are deemed to be underwriting discounts and commissions under the Securities Act.
Our Common Stock is listed on Nasdaq under the symbol “APLD.” On August 26, 2024, the last reported sale price of our Common Stock as reported on Nasdaq was $4.92.
You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the Securities and Exchange Commission, or the SEC, on August 30, 2024 and the other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 9, 2024

ABOUT THIS PROSPECTUS
This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.
You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Stockholder, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.
Neither we, nor the Selling Stockholder, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 9, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.
Our Business
We are a United States ("U.S.") designer, developer, and operator of next-generation digital infrastructure across North America. We provide digital infrastructure solutions and cloud services to the rapidly growing industries of High-Performance Computing ("HPC") and Artificial Intelligence ("AI"). We operate in three distinct business segments, including, Blockchain data center hosting (the "Data Center Hosting Business"), cloud services through a wholly owned subsidiary (the "Cloud Services Business") and HPC data center hosting (the "HPC Hosting Business"), as further discussed below.
We completed our initial public offering in April 2022 and our common stock began trading on the Nasdaq Global Select Market (“Nasdaq”) on April 13, 2022. In November 2022, we changed our name from Applied Blockchain, Inc. to Applied Digital Corporation.
Data Center Hosting Business
Our Data Center Hosting Business provides energized infrastructure services to crypto mining customers. Our custom-designed data centers allow customers to rent space based on their power requirements. We currently serve seven crypto mining customers, all of which have entered into contracts with us ranging from three to five years. This business segment accounts for the majority of the revenue we generate from our operations (approximately 83% for the fiscal year ended May 31, 2024).
We currently operate sites in Jamestown and Ellendale, North Dakota, with a total hosting capacity of approximately 286 MW:
•    Jamestown, North Dakota: 106 MW facility.
•    Ellendale, North Dakota: 180 MW facility.
In March 2021, we executed a strategy planning and portfolio advisory services agreement (the "Services Agreement") with GMR Limited, a British Virgin Island limited liability company ("GMR"), Xsquared Holding Limited, a British Virgin Island limited liability company ("SparkPool") and Valuefinder, a British Virgin Islands limited liability company ("Valuefinder" and, together with GMR and SparkPool, the "Service Provider(s)"). Under the Services Agreement, the Service Providers agreed to provide crypto asset mining management and analysis and assist us in securing difficult-to-obtain mining equipment. Under the terms of the Services Agreement, we issued 7,440,148 shares of our common stock to each of GMR and SparkPool and 3,156,426 shares of our common stock to Valuefinder. In June 2022, SparkPool ceased all operations and forfeited 4,965,432 shares of our common stock back to us.
In March 2022, we decided to terminate our crypto mining operations, shifting our focus and our business strategy to developing the HPC Hosting Business and our other two business segments (including the Data Center Hosting Business). Each Service Provider advised us concerning the design and buildout of our hosting operations. We continue to partner with GMR, and other providers as they remain our strategic equity investors. Our partners have strong relationships across the cryptocurrency ecosystem, which we may leverage to identify leads for the expansion of our operations and business segments.
Compared to our previous mining operations, co-hosting revenues are less subject to volatility related to the underlying crypto-asset markets. We have a contractual ceiling for our energy costs through our Amended and Restated Electric Service Agreement, entered into in September 2023 with a utility in the upper Midwest (the

"Electric Service Agreement"). One of the main benefits of the Electric Service Agreement is the low cost of power for mining. Even before the recently imposed crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100 MW of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts.
In March 2024, we announced that we entered into a definitive agreement to sell our 200 MW campus in Garden City, TX, to Mara Garden City LLC, a Delaware limited liability company and subsidiary of Marathon Digital Holdings (Nasdaq: MARA). We completed the sale transaction on April 1, 2024.
Cloud Services Business
We officially launched our Cloud Services Business in May 2023. We operate our Cloud Services Business through our wholly owned subsidiary, Applied Digital Cloud Corporation ("Applied Digital Cloud"), which provides cloud services to customers, such as AI and machine learning developers. Our Cloud Services Business specializes in providing GPU computing solutions to empower customers in executing critical workloads related to AI, machine learning ("ML"), rendering, and other HPC tasks. Our managed hosting cloud service allows customers to sign service contracts, utilizing our Company-provided equipment for seamless and cost-effective operations.
We are rolling out multiple GPU clusters, each comprising 1,024 GPUs, which are available for lease by our customers. Additionally, we have secured contracts with colocation service providers to ensure secure space and energy for our hosting services. Our strategy is to utilize a blend of third-party colocation and our own HPC data centers to deliver cloud services to our customers.
We currently rely on a few major suppliers for our products in this business segment: NVIDIA Corp. ("NVIDIA"), Super Micro Computer Inc. ("Super Micro"), Hewlett Packard Enterprise ("HPE") and Dell Technologies Inc. ("Dell"). In May 2023, we partnered with Super Micro, a renowned provider of Application-Optimized Total IT Solutions. Together, we aim to deliver the Company’s cloud services to our customers. Super Micro’s high-performance server and storage solutions are designed to address a wide range of computational-intensive workloads. Their next-generation GPU servers are incredibly power-efficient, which is vital for data centers as the power requirements for large-scale AI models continue to increase. Optimizing the Total Cost of Ownership ("TCO") and Total Cost to Environment ("TCE") is critical for data center operators to ensure sustainable operations.
In June 2023, we announced a partnership with HPE, a global company specializing in edge-to-cloud technology. As part of this collaboration, HPE will provide its powerful and energy-efficient supercomputers to support large-scale AI through our cloud service. HPE has been supportive in core design considerations and engineering of Company-owned facilities which will support Applied Digital Cloud’s infrastructure. In addition, we have supply agreements with Dell for delivery of AI and GPU servers.
By May 31, 2024, the Company had received and deployed a total of 6,144 GPUs; 4,096 GPUs were actively recognizing revenue and 2,048 GPUs were pending customer acceptance to start revenue recognition. The Cloud Services Business currently serves two customers and accounted for approximately 17% of our revenue in fiscal year 2024. As we ramp up operations in this business segment, we expect to acquire and deploy additional GPUs, increase revenue from the Cloud Services Business and increase the percentage of our revenue produced by our Cloud Services Business.
HPC Hosting Business
Our HPC Hosting Business specializes in designing, constructing, and managing data centers tailored to support HPC applications, including AI.
The Company is currently building two HPC focused data centers. The first facility, which is nearing completion, is a 7.5 MW facility in Jamestown, ND location adjacent to the Company's 106 MW Data center hosting facility. The Company also broke ground on a 100 MW HPC data center in project in Ellendale, ND, on land located adjacent to its existing 180 MW Data center hosting facility. These separate and unique buildings, designed and purpose-built for GPUs, will sit separate from the Company's current buildings and host more traditional HPC applications, such as natural language processing, machine learning, and additional HPC developments.
The Company has entered into exclusivity and executed a letter of intent with a US-based hyperscaler for a 400 MW capacity lease, inclusive of our current 100 MW facility and two forthcoming buildings in Ellendale, North Dakota. On July 26, 2024, the Company extended the initial exclusivity period under the previously announced letter of intent with the U.S. based hyperscaler for leasing the HPC Ellendale Facility. The Company is in advanced discussions with traditional financing counterparties for this investment-grade tenant.
We anticipate that this business segment will begin generating meaningful revenues once the HPC Ellendale Facility becomes operational, which is expected in calendar year 2025.
Recent Developments
CIM Note
On June 7, 2024, our subsidiary, APLD Holdings 2 LLC, entered into a promissory note (the “CIM Note”) with CIM APLD Lender Holdings, LLC (“CIM”), which provides for an initial borrowing of $15 million, which was drawn on June 7, 2024, and subsequent borrowings of up to $110 million which will be available subject to the satisfaction of certain conditions, of which $70 million has been drawn upon as of July 5, 2024. In addition, the CIM Note includes an accordion feature that permits up to an additional $75 million of borrowings subject to the mutual agreement of CIM and the Company. As partial consideration for the initial $15 million, on June 17, 2024, we issued a first tranche of warrants in a registered direct offering (the “Registered Warrants”) to CIM to purchase up to 6,300,449 shares of Common Stock.
On August 11, 2024, the Company and CIM entered into a Waiver Agreement (the “Waiver”), whereby CIM agreed to waive the satisfaction of certain conditions for the subsequent borrowings, allowing the Company to draw an additional $20 million (net of original discount and fees) of borrowings under the CIM Note. As partial consideration for the Waiver, the Company issued warrants to CIM to purchase up to 2,964,917 shares of Common Stock in a private placement pursuant to Section 4(a)(2) of the Act.
The Company is obligated to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the Common Stock underlying the warrants, as soon as practicable following the issuance of the warrants (to be declared effective by the SEC prior to the 90th day after the issuance of the warrants, or the 30th day if the SEC does not review the registration statement).
Increase In Authorized Shares
On June 11, 2024, the Company filed a Certificate of Amendment to its Second Amended and Restated Articles of Incorporation, as amended (the “Certificate of Amendment”). Pursuant to the Certificate of Amendment, the number of authorized shares of Common Stock was increased to 300,000,000.
At-the-Market Sales Agreement
On July 9, 2024, the Company entered into a Sales Agreement, or the sales agreement, with B. Riley Securities, Inc., BTIG, LLC, Lake Street Capital Markets, LLC, Northland Securities, Inc. (d/b/a Northland Capital Markets) and Roth Capital Partners, LLC. Up to $125,000,000 of shares of our Common Stock may be issued if and when sold pursuant to the Sales Agreement pursuant to the shelf registration statement on Form S-3 (File No. 333-279155), filed with the SEC on May 6, 2024, and declared effective by the SEC on May 16, 2024, and the accompanying base prospectus included therein as supplemented by the prospectus supplement, dated July 9, 2024, filed with the SEC.

SEPA
On August 28, 2024, the Company entered into a Standby Equity Purchase Agreement with the Selling Stockholder (as amended, the “SEPA”). Pursuant to the SEPA, subject to certain conditions and limitations, the Company has the option, but not the obligation, to sell to the Selling Stockholder, and the Selling Stockholder must subscribe for, an aggregate amount of up to $250.0 million of Common Stock, at the Company’s request any time during the commitment period commencing on September 30, 2024, and terminating on the 36-month anniversary of September 30, 2024. The shares of Common Stock issuable pursuant to the SEPA will be offered and sold pursuant to Section 4(a)(2) of the Securities Act.
In connection with the execution of the SEPA, the Company agreed to pay a structuring fee (in cash) to the Investor in the amount of $25,000. Additionally, the Company agreed to pay a commitment fee of $2,125,000 to the Investor, payable on the date of the SEPA, in the form of the issuance of 456,287 shares of common stock (the “Commitment Shares”), representing $2,125,000 divided by the average of the daily VWAPs of the common stock during the three trading days immediately prior to the date of the SEPA.
Pursuant to the SEPA, the Company agreed to file a registration statement with the SEC for the resale under the Securities Act by the Selling Stockholder of the Common Stock issued under the SEPA, including the Commitment Shares. The Company shall not have the ability to request any advances under the SEPA until such resale registration statement is declared effective by the SEC.
Series F Preferred Stock
On August 29, 2024, the Company entered into a securities purchase agreement (the “Series F Purchase Agreement”) with the Selling Stockholder for the private placement (the “Series F Offering”) of 53,191 shares of Series F Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series F Preferred Stock”), including 3,191 shares representing an original issue discount of 6%. The transaction closed on August 30, 2024, for total net proceeds to the Company of $50.0 million.
Each outstanding share of Series F Preferred Stock is entitled to receive, in preference to our Common Stock, cumulative dividends (“Preferential Dividends”), payable quarterly in arrears, at an annual rate of 8.0% of $1,000.00 per share of Series F Preferred Stock (the “Series F Stated Value”). At our discretion, the Preferential Dividends shall be payable either in cash or in kind or accrue and compound in an amount equal to 8.0% multiplied by the Series F Stated Value. In addition, each holder of Series F Preferred Stock will be entitled to receive dividends equal to, on an as-converted to shares of our Common Stock basis, and in the same form as, dividends actually paid on shares of our Common Stock when, as, and if such dividends are paid on shares our Common Stock. The Series F Preferred Stock will initially be non-convertible and will only become convertible upon, and subject to, the receipt of shareholder approval. If shareholder approval is not obtained for any reason, the Series F Preferred Stock will remain non-convertible. The Company filed the Certificate of Designation of the Series F Preferred Stock with the Secretary of State of the State of Nevada on August 30, 2024.
The Company and the Selling Stockholder also entered into a registration rights agreement (the "Series F Registration Rights Agreement"), pursuant to which the Company agreed to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the shares, within 45 days of signing the Series F Registration Rights Agreement (subject to certain exceptions).
Additionally, in connection with the Series F Offering, the Company also agreed to eliminate the $16.0 million per month conversion limitation that exists in the aggregate across the Promissory Notes and the May Promissory Note.
Corporate Information
Our principal executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.applieddigital.com.

We make available free of charge on or through our website access to press releases and investor presentations, as well as all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. The SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.
Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholder	Up to 16,171,050 shares of Common Stock issuable to the Selling Stockholder pursuant to the terms of the PPA and the Promissory Notes. The amount and timing of sales of Common Stock offered hereby is at the sole discretion of the Selling Stockholder, subject to the contractual limitations on such sales set forth in the PPA and the Promissory Notes.

Common Stock outstanding before this offering	157,438,246 shares of Common Stock.

Common stock to be outstanding immediately after this offering
173,609,296 shares of Common Stock, assuming the sale of up to 16,171,050 shares of our Common Stock in this offering. The actual number of shares of our Common Stock issued will vary, depending on the Conversion Price at the time of conversion, the exercise by the Selling Stockholder of its conversion right under the Promissory Notes, but will not be, in the aggregate, greater than 19.99% of the shares of our Common Stock outstanding on the Closing Date (subject to adjustments for any reorganization, recapitalization, non-cash dividend, stock split (including forward and reverse)), (the “Exchange Cap”), unless, in accordance with applicable Nasdaq rules, we obtain stockholder approval of the issuance of shares of our Common Stock under the PPA in excess thereof.

Use of Proceeds
We will not receive any proceeds from the shares of Common Stock offered by the Selling Stockholder pursuant to this prospectus. However, we received in the aggregate $50,000,000 (less a five percent original discount and a deduction of a $25,000 due diligence fee) in proceeds from our issuance of the Promissory Notes. We intend to use the net proceeds from our issuance of the Promissory Notes for working capital and general corporate purposes. Subject to the terms and conditions of the PPA applicable to the use of proceeds from the issuance of the Promissory Notes, our management has broad discretion over the allocation of the net proceeds from the issuance of the Promissory Notes. Please see the section entitled see “Use of Proceeds” on page 15 of this prospectus.

National Securities Exchange Listing	Our Common Stock is currently listed on The Nasdaq Global Select Market under the symbol “APLD.”

Risk Factors
An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 9 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC, on August 30, 2024, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

PRIVATE PLACEMENT
Background
This Registration Statement relates to the resale of shares of our Common Stock issuable to the Investor in accordance with the terms of the PPA and the Promissory Notes.
The terms of the PPA and Promissory Notes described in this Registration Statement have been adjusted to reflect certain amendments made pursuant to transactions entered into subsequent to the PPA and the issuance of the Promissory Notes, including the May PPA we entered into with the Investor on May 24, 2024, whereby the Investor advanced an additional $42,131,579 to the Company pursuant to the May Promissory Note. The shares of our Common Stock issuable to the Investor pursuant to the terms of the May PPA and May Promissory Note are covered by the May Registration Statement, which was filed with the SEC on May 31, 2024 and declared effective by the SEC on June 12, 2024.
For additional information about the amendments, see “Private Placement - Amendments to the Promissory Notes & PPA.”
Prepaid Advance Agreement
General
On the Closing Date, we entered into the PPA with YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”). In accordance with the terms of the PPA, the Investor has agreed to advance up to $50,000,000 to us pursuant to the Promissory Notes. We issued the first Promissory Note on the Closing Date, in the principal amount of $40,000,000 million, in consideration of a cash payment from the Investor of $37,975,000, representing a five percent original issue discount and deduction of a $25,000 due diligence fee. The second Promissory Note was issued in the principal amount of $10,000,000, in consideration of a cash payment from the Investor of $10,000,000 less a five percent original issue discount, two trading days after the Original Registration Statement was declared effective.
Pursuant to the PPA, we agreed to file the Registration Statement providing for the resale of up to 23,585,000 shares of our Common Stock, calculated by dividing the total proceeds of the Promissory Notes by $4.24 (the closing price of our Common Stock on March 22, 2024), multiplying by two and rounding up to the nearest thousand. Of the 23,585,000 shares of Common Stock issuable to the Selling Stockholder pursuant to the PPA, the number of shares of our Common Stock covered by this Amendment has been adjusted to reflect that 7,413,950 shares were previously sold by the Selling Stockholder pursuant to the Original Registration Statement.
The actual number of shares of our Common Stock issued will vary depending on the Conversion Price at the time of conversion, which may range from the Fixed Price of $6.00 to the Floor Price of $3.00 (which may be reduced by us from time to time in our discretion, subject to the rules and regulations of Nasdaq). In addition, pursuant to the PPA Amendment (as defined below), the Floor Price may be immediately reduced to $2.00 per share of Common Stock so long as the daily VWAP is less than $3.00 per share for five out of seven Trading Days (as defined in the PPA), without requiring any further action by or notice from the Investor. We agreed to file the Registration Statement by April 10, 2024, and to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC by May 15, 2024 and to keep the Registration Statement effective at all times until the Investor no longer owns any Conversion Shares. The Investor is the Selling Stockholder in this offering. The Promissory Notes are convertible into the Conversion Shares pursuant to the terms of the Promissory Notes as discussed below.
No Short-Selling or Hedging by the Investor
The Investor has agreed that, while the Promissory Notes remain outstanding, neither the Investor nor any of its affiliates will engage in any short sales or hedging transactions with respect to our Common Stock.

Fees
As consideration for the Investor’s entry into the PPA, we agreed to pay to the Investor a non-refundable due diligence fee of $25,000, which was deducted from the proceeds we received on the Closing Date.
Prohibition of Certain Variable Rate Transactions
Pursuant to the PPA, as long as the Promissory Notes remain outstanding, we may not enter into any Variable Rate Transactions (as defined in the PPA), subject to certain exclusions and carve-outs.
Promissory Notes
General
The Promissory Notes bear interest at an annual rate of zero percent (0%), provided, that, for so long as an Event of Default (as defined in the Promissory Notes) has occurred and remains uncured, the interest on the principal outstanding balance under the Promissory Notes shall accrue at an annual rate of eighteen percent (18%). The Promissory Notes mature on April 8, 2025.
Pursuant to the terms of the Promissory Notes, and except as set forth below, so long as there is an outstanding balance under the Promissory Notes, the Investor may, by providing written notice to us (each, a “Conversion Notice”), convert a portion of the Promissory Notes (each, a “Conversion”) at the Conversion Price, which is equal to the lower of: (a) the Fixed Price of $6.00 and (b) 95% of the lowest daily VWAP of our Common Stock during the five trading days immediately prior to the date of such Conversion, subject to the Floor Price of $3.00, or $2.00 in the circumstances described in the PPA Amendment (as defined below), which Floor Price may be reduced by us from time to time in our discretion, as described in this prospectus.
Each Conversion Notice may not be submitted with respect to more than $16.0 million (the “Monthly Maximum Amount”) of the outstanding principal balance across the Promissory Notes and the May Promissory Note (plus accrued and unpaid interest) in any calendar month; except that this limitation may be waived by us and otherwise shall not apply to any Conversion Notice delivered by the Investor in connection with an Event of Default (as defined in the Promissory Notes) and where the Conversion Price is equal to the Fixed Price. Pursuant to the terms of the Promissory Notes Amendment (as defined and described below), the Monthly Maximum Amount was amended from $9.0 million of the outstanding balance across the Promissory Notes to $16.0 million of the outstanding balance across the Promissory Notes and the May Promissory Note collectively. Subsequently, in connection with the Series F Offering, the Company agreed to eliminate the $16.0 million Monthly Maximum Amount in its entirety. See “Private Placement - Amendments to the Promissory Notes & PPA.”
Additional Limitations
The Investor also may not convert the Promissory Notes if such conversion would (i) when combined with all other Conversion Shares issued in connection with the PPA or the May PPA, exceed the “Exchange Cap” (which is the aggregate number of Common Stock that we may issue in a transaction in compliance with the our obligations under the rules or regulations of Nasdaq Stock Market LLC), unless we obtain stockholder approval to do so, or (ii) result in the Investor (and its affiliates) beneficially owning more than 4.99% of all of the outstanding shares of our Common Stock.
Amortization Event
The Promissory Notes also provide that within three trading days of an occurrence of any Amortization Event, if such Amortization Event has not been cured, and continuing on the same day of each successive calendar month, we must make a monthly cash repayment to the Investor equal to the sum of (i) $9.0 million of principal amount among both Promissory Notes plus (ii) a 5% payment premium, plus (iii) accrued and unpaid interest (if any) (each, an “Amortization Event Payment”). An “Amortization Event” is deemed to have occurred if: (1) the daily VWAP of the Common Stock is lower than the Floor Price then in effect for three trading days during a period of five consecutive trading days, (2) we have issued to the Investor pursuant to the PPA in excess of 99% of all of the Conversion Shares available under the Exchange Cap, or (3) at any time after May 15, 2024, any of the Conversion Shares to be issued under the Promissory Notes to the Investor are not eligible to be sold pursuant to the Registration Statement for a period of ten consecutive trading days. Any conversions under the Promissory Notes into Common Stock made after the occurrence of an Amortization Event shall have the effect of reducing the amount of the next Amortization Event Payment coming due by an amount equal to the principal amount of any such conversion.
Optional Redemption
We may, at our option, redeem early a portion or all amounts outstanding (each, an “Optional Redemption Amount”) under the Promissory Notes in cash (“Optional Redemption”) by providing the Investor with advance written notice (“Redemption Notice”) prior to such Optional Redemption; provided, that, a Redemption Notice may only be given if either (i) the VWAP of our Common Stock on the date of delivery of such Redemption Notice is less than the Fixed Price (unless otherwise agreed by the Investor), or (ii) at any time after the tenth trading day after the Registration Statement is declared effective by the SEC. The Optional Redemption payment shall include a payment premium equal to five percent (5%) of the Optional Redemption Amount plus all accrued and unpaid interest. In addition, during the ten trading days from the date of the Redemption Notice, the Investor may, in its sole discretion, elect to convert all or any portion of the Promissory Notes into shares of our Common Stock.
Pursuant to the terms of the Second PPA Amendment (as defined and described below), we may only redeem early a portion or all amounts outstanding under the Promissory Notes in cash after January 1, 2025. See “Private Placement - Amendments to the Promissory Notes & PPA.”
Effect of Sales of our Common Stock under the Promissory Notes on our Stockholders
All Conversion Shares that may be issued or sold by the Investor set forth in this prospectus are expected to be freely tradable. The request for Conversions by the Investor, and the resale by the Investor of a significant amount of the Conversion Shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile.
If and when the Investor elects to request a Conversion pursuant to the terms of the PPA and the Promissory Notes, after the Investor has acquired such Conversion Shares, the Investor may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices, subject to the limitations on such Conversions set forth in the PPA and the Promissory Notes and as described above. As a result, investors who purchase shares of our Common Stock from the Investor in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares of our Common Stock they purchase from the Investor in this offering as a result of future issuances made by us to the Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we issue a substantial number of shares to the Investor under the PPA and the Promissory Notes, or if investors expect that we will do so, the actual sales of shares or the mere existence of the PPA and the Promissory Notes may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Because the Conversion Price at which the Conversion Shares may be issued to the Investor will fluctuate based on the market prices of our Common Stock, as of the date of this prospectus it is not possible for us to predict the number of shares of our Common Stock that we will issue to the Investor under the PPA and the Promissory Notes or the actual purchase price at which we will issue such shares to the Investor.
The issuance of shares of our Common Stock to the Investor pursuant to the PPA and the Promissory Notes will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of Common Stock after any such issuance.

The offer and sale of the Conversion Shares to the Investor pursuant to the PPA and the Promissory Notes is and will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.
Amendments to the Promissory Notes & PPA
Amendment to Promissory Notes
As previously reported, we entered into the May PPA with the Investor, whereby the Investor agreed to advance $42,131,579 to the Company pursuant to the May Promissory Note. The Company issued the May Promissory Note on May 24, 2024, in the principal amount of $42,131,579, in consideration of a cash payment from the Investor of $40 million, representing a five percent original issue discount and deduction of a $25,000 due diligence fee. The Company filed the May Registration Statement on May 31, 2024, registering the resale of the shares underlying the May Promissory Note, which was declared effective by the SEC on June 12, 2024.
In connection with the May PPA, the Company and the Investor agreed to amend certain terms of the Promissory Notes (the “Promissory Notes Amendment”), including amending the Monthly Maximum Amount to $16.0 million per month, in the aggregate, across the Promissory Notes and May Promissory Note collectively. Subsequently, in connection with the Series F Offering, we entered into a Consent, Waiver and Third Amendment to Prepaid Advance Agreements (the “Third PPA Amendment”), dated August 29, 2024, with the Investor, whereby we agreed to eliminate the $16.0 million Monthly Maximum Amount in its entirety.
Amendments to PPA
As previously reported, we entered into a Consent, Waiver and First Amendment to Prepaid Advance Agreements, dated June 7, 2024, with the Investor (the “PPA Amendment”), which amended the Floor Price provisions so that the Floor Price could be immediately reduced to $2.00 per share of Common Stock so long as the daily VWAP is less than $3.00 per share for five out of seven Trading Days, without requiring any further action by or notice from the Investor.
In addition, the PPA Amendment amended the terms of the PPA and the May PPA to provide for prepayment of the Promissory Notes and May Promissory Note, in pro rata weekly installments of $2.5 million in cash or (at the Investor’s sole election) $5.0 million in Common Stock, commencing on July 8, 2024, for so long as either this Registration Statement or the May Registration Statement is ineffective, or if the SEC does not declare the May Registration Statement effective by such date. If elected to be paid in Common Stock, such shares would be issued at 95% of the lowest daily VWAP during the five trading day period immediately preceding the prepayment date.
On August 21, 2024, we entered into a Consent, Waiver and Second Amendment to the Prepaid Advance Agreements with the Investor (the “Second PPA Amendment”), which amended the Optional Redemption under the Promissory Notes and the May Promissory Note. As a result, we may only redeem early a portion or all amounts outstanding under the Promissory Notes in cash after January 1, 2025.
This summary of the material provisions of the PPA, the Promissory Notes, the May PPA, the May Promissory Note, the PPA Amendment, the Second PPA Amendment and the Third PPA Amendment does not purport to be a complete statement of the respective terms and conditions of such agreements. A copy of each of the PPA and the first Promissory Note is filed as Exhibits 10.1 and 10.2, respectively, to our current report on Form 8-K filed with the SEC on April 1, 2024 and is incorporated by reference herein. A copy of the second Promissory Note is filed as Exhibit 10.1 to our current report on Form 8-K filed with the SEC on April 30, 2024 and is incorporated by reference herein. A copy of each of the May PPA and May Promissory Note is filed as Exhibits 10.1 and 10.2, respectively, to our current report on Form 8-K filed with the SEC on May 24, 2024 and is incorporated by reference herein. A copy of the PPA Amendment is filed as Exhibit 10.4 to our current report on Form 8-K/A filed with the SEC on June 10, 2024 and is incorporated by reference herein. A copy of each of the Second PPA Amendment and the Third PPA Amendment is filed as Exhibit 10.4 and 10.5, respectively, to our current report on Form 8-K filed with the SEC on August 30, 2024 and is incorporated by reference herein.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below and the risks and uncertainties in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024 and our other filings that we make with the SEC from time to time, which are incorporated by reference herein in their entirety, including our Current Report on Form 8-K, filed with the SEC on August 30, 2024, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.
Risks Related to this Offering, the PPA and the Promissory Notes
Substantial blocks of our Common Stock may be sold into the market as a result of our being party to the PPA and our issuance of the Promissory Notes.
The price of our Common Stock could decline if there are substantial sales of shares of our Common Stock, if there is a large number of shares of our Common Stock available for sale, or if there is the perception that these sales could occur.
On the Closing Date, we entered into the PPA and issued Promissory Notes to the Investor in connection with the PPA. Pursuant to the PPA, on the Closing Date, we issued the first Promissory Note on the Closing Date, in the principal amount of $40,000,000 million, in consideration of a cash payment from the Investor of $37,975,000, representing a five percent original issue discount and deduction of a $25,000 due diligence fee. The second Promissory Note was issued in the principal amount of $10,000,000, in consideration of a cash payment from the Investor of $10,000,000 less a five percent original issue discount, within two trading days after the Original Registration Statement was declared effective.
On May 24, 2024, we entered into the May PPA and issued the May Promissory Note to the Investor in connection with the May PPA, in the principal amount of $42,131,579, in consideration of a cash payment from the Investor of $40,000,000, representing five percent original issue discount and deduction of a $25,000 due diligence fee.
The Promissory Notes and May Promissory Note are convertible into shares of our Common Stock, at the request and sole discretion of the Investor at the Conversion Price, subject to the Floor Price (which may be reduced by us from time to time at the Company’s discretion, or as otherwise described in this prospectus.
Any issuances of shares of our Common Stock in any Conversion will dilute the percentage ownership of stockholders and may dilute the per share projected earnings (if any) or book value of our Common Stock. Sales of a substantial number of shares of our Common Stock in the public market or other issuances of shares of our Common Stock, or the perception that these sales or issuances could occur, could cause the market price of our Common Stock to decline and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.
You may experience immediate and substantial dilution in the net tangible book value per share of our Common Stock.
The offering price per share of our Common Stock in this offering may exceed the net tangible book value per share of our Common Stock outstanding prior to this offering. For example, assuming that an aggregate of 23,585,000 shares of our Common Stock are sold pursuant to this prospectus at assumed price of $2.12 per share, for aggregate gross proceeds of $50,000,000, after deducting estimated aggregate offering expenses payable by us, you would experience immediate dilution of $0.96 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed offering price.

We do not have the right to control the timing and amount of the issuance of our shares of Common Stock to the Investor and, accordingly, it is not possible to predict the actual number of shares we will issue at any one time or in total. Further, we may not have the ability to issue the full amount available under the PPA and May PPA without stockholder approval.
We do not have the right to control the timing and amount of any issuances of our shares of Common Stock to the Investor under the PPA and the Promissory Notes or the May PPA and the May Promissory Notes. Sales of our Common Stock, if any, to the Investor under the PPA and the Promissory Notes or the May PPA and the May Promissory Notes will depend upon market conditions and other factors, and the discretion of the Investor. We may ultimately issue to the Investor all, some or none of the shares of our Common Stock. The Promissory Notes and May Promissory Note mature on April 8, 2025 and June 6, 2025, respectively.
Because the Conversion Price for the Conversion Shares, will fluctuate based on the market prices of our Common Stock, it is not possible for us to predict, as of the date of this prospectus and prior to any such Conversion, the number of Conversion Shares that we will issue to the Investor under the PPA and the Promissory Notes or the May PPA and the May Promissory Notes and the number of shares could be significantly higher than the number of shares registered for resale by the Investor hereunder. In addition, unless we obtain stockholder approval, we will not be able to issue Conversion Shares in excess of the Exchange Cap under the PPA (or any other transaction that is integrated with the PPA) in accordance with applicable Nasdaq rules. Further, the resale by the Investor of a significant amount of shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile.
In addition, under the applicable Nasdaq rules, in no event may we issue shares of Common Stock to the Investor to the extent that such shares would (i) when combined with all other shares issued in connection with the PPA and the Promissory Notes or the May PPA and the May Promissory Notes, exceed the Exchange Cap, unless we obtain stockholder approval to do so, or (ii) result in the Investor (and its affiliates) beneficially owning more than 4.99% of all of the outstanding shares of our Common Stock. As a result, if it becomes necessary for us to issue and sell to the Investor an aggregate number of shares that would exceed the Exchange Cap, then before we could issue any shares of Common Stock in excess of the Exchange Cap, we would also need to obtain the requisite stockholder approval. Obtaining the requisite stockholder approval can be time-consuming, divert management’s attention and resources, and cause us to incur significant expenses.
Pursuant to the terms of the PPA and May PPA, we are obligated to deliver shares of Common Stock within three trading days of the receipt of a conversion notice from the Investor. Our failure to deliver shares of Common Stock within such time period, including as a result of seeking the requisite stockholder approval to issue shares in excess of the Exchange Cap, will result in an event of default. An event of default under the Promissory Notes or May Promissory Note could adversely affect our business, financial position, and results of operations.
Upon an Amortization Event, we may be required to make payments that could cause us financial hardship.
An “Amortization Event” under the PPA is deemed to have occurred if: (1) the daily VWAP of our Common Stock is lower than the Floor Price then in effect for three trading days during a period of five consecutive trading days, (2) we have issued to the Investor pursuant to the PPA in excess of 99% of all of the Conversion Shares available under the Exchange Cap, or (3) at any time after May 15, 2024, any of the Conversion Shares to be issued under the Promissory Notes to the Investor are not eligible to be sold pursuant to this Registration Statement for a period of ten consecutive trading days. Within three trading days of an Amortization Event, we must pay the Investor an amount in cash equal to: (i) $9.0 million of principal amount among both Promissory Notes plus (ii) a 5% payment premium, plus (iii) accrued and unpaid interest (if any), which payments would continue monthly thereafter until such “Amortization Event” is no longer continuing.
Similarly, an “Amortization Event” under the May PPA is deemed to have occurred if: (1) the daily VWAP of our Common Stock is lower than the Floor Price then in effect for three trading days during a period of five consecutive trading days, (2) we have issued to the Investor pursuant to the PPA in excess of 99% of all of the Conversion Shares available under the Exchange Cap, or (3) at any time after August 15, 2024, any of the Conversion Shares to be issued under the May Promissory Note to the Investor are not eligible to be sold pursuant to the May Registration Statement for a period of ten consecutive trading days. Within three trading days of an Amortization Event, we must pay the Investor an amount in cash equal to: (i) $9.0 million of principal amount among the May Promissory Note plus (ii) a 5% payment premium, plus (iii) accrued and unpaid interest (if any), which payments would continue monthly thereafter until such “Amortization Event” is no longer continuing.
In the event that we fail to pay any amount when and as due and payable under the Promissory Notes or May Promissory Note, including any amounts owed as a result of an “Amortization Event,” and such failure is not cured within five days after written notice thereof, an event of default will have deemed to occur, and the full unpaid principal amount of the Promissory Notes and the May Promissory Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Investor’s election, immediately due and payable in cash.
These financial obligations may cause an undue and unsustainable burden on us and cause a material adverse effect on our operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Except for historical information, this prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.
There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:
•our ability to complete construction of the Ellendale HPC data center;
•availability of financing to continue to grow our business;
•labor and other workforce shortages and challenges;
•power or other supply disruptions and equipment failures;
•our dependence on principal customers;
•the addition or loss of significant customers or material changes to our relationships with these customers;
•our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends;
•our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies;
•our ability to continue to grow sales in our hosting business;
•volatility of cryptoasset prices
•uncertainties of cryptoasset regulation policy; and
•equipment failures, power or other supply disruptions.
The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should review the factors and risks and other information we describe in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent reports we will file from time to time with the SEC.
All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference herein. You should read this prospectus and the documents that we incorporate by reference and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that will achieve our objectives and plans in any specified time frame, or at all. We have no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

SELLING STOCKHOLDER
This prospectus covers the resale or other disposition by the Selling Stockholder identified in the table below of the Conversion Shares, consisting of up to an aggregate 16,171,050 shares of our Common Stock issuable upon the conversion of the Promissory Notes. The Selling Stockholder acquired the Conversion Shares in the transactions described above under the heading “Private Placement.”
The Promissory Notes held by the Selling Stockholder contain limitations which prevent the holder from converting such Promissory Note to Conversion Shares if such exercise would cause the Selling Stockholder, together with certain related parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination, shares of Common Stock issuable upon exercise of portions of the Promissory Note which have not been exercised.
The table below sets forth, as of August 26, 2024, the following information regarding the Selling Stockholder:
•the name of the Selling Stockholder;
•the number of shares of Common Stock owned by the Selling Stockholder prior to this offering, without regard to any beneficial ownership limitations contained in the Promissory Notes;
•the number of shares of Common Stock to be offered by the Selling Stockholder in this offering;
•the number of shares of Common Stock to be owned by the Selling Stockholder assuming the sale of all of the shares of Common Stock covered by this prospectus; and
•the percentage of our issued and outstanding shares of Common Stock to be owned by the Selling Stockholder assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of August 26, 2024.
Except as described above, the number of shares of Common Stock beneficially owned by the Selling Stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Stockholder has the right to acquire within 60 days of April 15, 2024.
All information with respect to the Common Stock ownership of the Selling Stockholder has been furnished by or on behalf of the Selling Stockholder. We believe, based on information supplied by the Selling Stockholder, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholder has sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholder. Because the Selling Stockholder identified in the table may sell some or all of the shares of Common Stock beneficially owned by it and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholder upon termination of this offering. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholder will sell all of the shares of Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholder has not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

Name of Selling Stockholder	Shares Owned prior to Offering	Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering
YA II PN, Ltd. (1)	16,818,260 (2)	16,171,050 (3)	647,210 (4)	0.4% (5)
(1)YA II PN, Ltd. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, Ltd. are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.
(2)Consists of (i) 647,210 shares of Common Stock owned by the Selling Stockholder, as of August 26, 2024, which were acquired upon the conversion of the May Promissory Note and (ii) 16,171,050 shares of Common Stock issuable to the Selling Stockholder pursuant to the terms of the Promissory Notes (without giving effect to the 4.99% beneficial ownership limitation and the Exchange Cap contained in the Promissory Notes). The actual number of Conversion Shares that may be acquired by the Selling Stockholder is not currently known. The shares of Common Stock issuable pursuant to the Promissory Notes and the May Promissory Note are subject to a beneficial ownership limitation of 4.99% and the Exchange Cap, which limitation restricts the Selling Stockholder from converting that portion of the outstanding balance under the Promissory Notes and the May Promissory Note that would result in the Selling Stockholder and its affiliates owning, upon such conversion, a number of shares of our Common Stock in excess of the beneficial ownership limitation or the Exchange Cap, as applicable.
(3)The number of shares of Common Stock offered by this prospectus, consisting of the number of Conversion Shares issuable to the Selling Stockholder pursuant to the terms of the Promissory Notes issued in the Private Placement (without giving effect to the 4.99% beneficial ownership limitation or the Exchange Cap contained in such Promissory Notes).
(4)Assumes the sale of all shares of Common Stock offered by the Selling Stockholder pursuant to this prospectus (without giving effect to the 4.99% beneficial ownership limitation or the Exchange Cap contained in such Promissory Notes).
(5)Percentage is based on 157,438,246 shares of Common Stock outstanding as of August 26, 2024 (and rounded to the nearest tenth of a percent) and assumes the sale of all shares of Common Stock offered by the Selling Stockholder pursuant to this prospectus (without giving effect to the 4.99% beneficial ownership limitation or the Exchange Cap contained in such Promissory Notes).

USE OF PROCEEDS
The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholder named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. However, we received $50,000,000 (less a five percent original discount and a deduction of a $25,000 due diligence fee) in proceeds from our issuance of the Promissory Notes. We intend to use the net proceeds from our issuance of the Promissory Notes for working capital and general corporate purposes. Subject to the terms and conditions of the PPA applicable to the use of proceeds from the issuance of the Promissory Notes, our management has broad discretion over the allocation of the net proceeds from the issuance of the Promissory Notes. We will pay all of the fees and expenses incurred by us in connection with this registration.

PLAN OF DISTRIBUTION
The Selling Stockholder of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling the Common Stock:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such Common Stock at a stipulated price per share;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Stockholder may also sell the Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of the Common Stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
The Selling Stockholder and any broker-dealers or agents that are involved in selling the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.
We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Stock. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act with respect to this prospectus.
We agreed to keep this prospectus effective until all the Conversion Shares have been sold or may be sold without any restrictions pursuant to Rule 144, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to our transfer agent. The Conversion Shares offered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Conversion Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Our Common Stock is quoted on The Nasdaq Global Select Market under the symbol “APLD”.

DESCRIPTION OF SECURITIES
The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our second amended and restated articles of incorporation, as amended from time to time and currently in effect (the “Articles of Incorporation”), and our third amended and restated bylaws, as amended from time to time and currently in effect (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024, which are incorporated by reference herein.
We are authorized to issue 305,000,000 shares of capital stock, $0.001 par value per share, of which 300,000,000 are Common Stock and 5,000,000 are preferred stock (the “Preferred Stock”). For a description of the terms of the Preferred Stock, see Exhibit 4.8 to our Annual Report on Form 10-K, filed with the SEC on August 30, 2024, as supplemented by the Certificate of the Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock, which is filed as Exhibit 3.1 to our current report on Form 8-K filed with the SEC on August 30, 2024.
As of August 26, 2024 there were 157,438,246 shares of Common Stock outstanding and 301,673 shares of Preferred Stock outstanding.
Common Stock
Holders of our Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purposes. Holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future. There are no redemption or sinking fund provisions applicable to our Common Stock. The holders of our Common Stock have no conversion rights. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future. Each holder of our Common Stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of Common Stock is entitled to cumulative votes in voting for directors.
In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive a pro rata share of our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable.
Transfer Agent
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent’s address and phone number is: 150 Royall Street, Canton, MA 02021, telephone number: (781) 575-2000.
Listing
Our Common Stock is presently traded on The Nasdaq Global Select Market under the symbol “APLD.”

LEGAL MATTERS
The validity of the shares of Common Stock offered hereby will be passed upon for us by Snell & Wilmer L.L.P., Nevada.

EXPERTS
The consolidated financial statements of Applied Digital Corporation and Subsidiaries as of May 31, 2024 and 2023 and for each of the two years in the period ended May 31, 2024, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements of Applied Digital Corporation and Subsidiaries are incorporated in this prospectus by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3, as amended by this Amendment No. 1 on Form S-1, under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.
In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.
We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at www.applieddigital.com, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.
We incorporate by reference the documents listed below that we have previously filed with the SEC:
•our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024;
•our Current Reports on Form 8-K as filed with the SEC on June 5, 2024 (as amended on June 6, 2024), June 7, 2024 (as amended on June 10, 2024), June 11, 2024, June 17, 2024, July 2, 2024, July 9, 2024, July 29, 2024, August 14, 2024, and August 30, 2024 (other than any portions thereof deemed furnished and not filed);
•our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 29, 2023, as revised on September 29, 2023; and
•The description of our Common Stock in our Registration Statement on Form 8-A, filed with the SEC on April 11, 2022, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024 and the Certificate of the Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock, which is filed as Exhibit 3.1 to our current report on Form 8-K filed with the SEC on August 30, 2024.
All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.
We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:
Applied Digital Corporation
Attn: Wes Cummins
Chief Executive Officer
3811 Turtle Creek Blvd., Suite 2100
Dallas, Texas 75219
Phone number: (214) 427-1704

Up to 16,171,050 Shares of Common Stock

PROSPECTUS

September 9, 2024